EXHIBIT (a)(3)

ELECTION FORM (Revised)

If you wish to exercise your cash election right described below, please complete, SIGN THE BACK, and return your election form in the enclosed return envelope, or by mail or courier to Corporate Election Services, at 200 Corporate Center Drive, Suite 175, Moon Township, PA 15108. You may also return your completed election form by faxing the back of this form to Corporate Election Services at (412) 299-9191. To be effective, this form must be received by Corporate Election Services before the expiration of the cash election period, which is currently scheduled to expire at 4:00 p.m. New York City time, on December 11, 2002. Do not send this form to TRW or Northrop Grumman. If you do not wish to exercise your cash election right, you do not need to return this form.

Ladies and Gentlemen:

I hereby elect to exercise my cash election right (as described in the letter to TRW option holders dated November 12, 2002 from TRW and the accompanying materials) with respect to the options to purchase shares of common stock of TRW, par value $0.625 per share, which have been granted to me pursuant to TRW’s stock option plans or long-term incentive plans on the grant date(s) next to the grant number(s) circled below. I understand that signing and returning this form is my agreement to the terms and conditions specified in those documents and authorizes the cancellation of all such selected options in exchange for cash, if the TRW Trading Price exceeds the exercise price of the option. I understand that if I exercise my cash election right for certain options and the exercise price for those particular options exceeds the TRW Trading Price, the election with respect to those particular options will not be recognized, and those options will be converted into Northrop Grumman options notwithstanding my election.

I acknowledge that TRW has advised me to consult with my own legal, financial and accounting advisors as to the consequences of making, or not making, this cash election. I agree that, with respect to all options granted to me for which the cash election is made and accepted, payment in connection with the cancellation of such options will automatically terminate my option agreement with respect to such options.

I hereby represent and warrant that I have full right, power and authority to make the cash election with respect to my outstanding TRW options and that those options are free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other restrictions or obligations relating to the sale or transfer thereof, and the same are not subject to any adverse claims. By signing this election form, I agree upon request to execute and deliver any additional documents or instruments deemed by TRW to be necessary or desirable to complete the cancellation of my options.

I UNDERSTAND THAT THE PUBLIC TRADING PRICE OF TRW COMMON STOCK WILL VARY FROM TIME TO TIME SUCH THAT THE PUBLIC TRADING PRICE OF TRW COMMON STOCK COULD AT SOME TIME IN THE FUTURE EXCEED THE TRW TRADING PRICE (AS DEFINED IN THE LETTER TO TRW OPTION HOLDERS DATED NOVEMBER 12, 2002). BY MAKING THE CASH ELECTION, I AGREE TO WAIVE ANY CLAIMS AGAINST, AND TO HOLD TRW HARMLESS FROM, ANY ACTUAL OR PERCEIVED LOSS AS A RESULT OF THE VARIANCE IN THE PUBLIC TRADING PRICE OF TRW COMMON STOCK FROM TIME TO TIME AFTER THE TRW TRADING PRICE HAS BEEN CALCULATED.

NOTE:    USE THIS FORM ONLY IF YOU DESIRE TO EXERCISE YOUR CASH ELECTION RIGHT.

By circling the respective Grant Number below, I hereby exercise my cash election right with respect to all of my outstanding TRW options granted on the grant date(s) next to the circled Grant Number.

Please circle the Grant Number below to indicate the TRW option grant(s) for which you would like to exercise the cash election right.

Grant Number	Grant Date	Number of Options	Exercise Price	Grant ID

The method of delivery of this election form is at the option and risk of the option holder, and the delivery will be deemed made only when actually received by Corporate Election Services, Inc., at the address set forth on the enclosed reply envelope or at 200 Corporate Center Drive, Suite 175, Moon Township, PA 15108 (fax number (412) 299-9191). Sufficient time should be allowed to ensure timely delivery. Do not send this form to TRW or Northrop Grumman.

All questions as to the validity, form and eligibility of any election to accept the cash election right shall be determined by TRW, and such determination shall be final and binding.

SIGN AND COMPLETE ONLY IF YOU ARE ELECTING TO EXERCISE YOUR CASH ELECTION RIGHT

Date: , 2002
Signature of TRW Option Holder

Please sign exactly as your name appears on the option agreement(s) evidencing your TRW options.

Name: (Please Print)

Address:

(Zip/Postal Code) Area Code and Telephone Number: Tax Identification or Social Security Number:

2